Exhibit 99.1

News Release

For Release January 20, 2010
2:00 P.M.

Contact:   Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing (803) 951- 2265

First Community Corporation Announces Fourth Quarter and Year End Results and Cash Dividend

Lexington, S.C.  January 20, 2010  Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the fourth quarter of 2009 and for year-to-date 2009.  Net income available to common shareholders for the fourth quarter was $705,000, as compared to a loss of $559,000 in the fourth quarter of 2008.  Diluted earnings per common share were $0.22 in the fourth quarter, as compared to a loss of $0.17 per share in the fourth quarter of 2008.

For the year ended December 31, 2009, operating earnings available to the common shareholder was $1.9 million as compared to a loss in the year ended December 31, 2008 of $6.9 million.  Reported results for the year of 2009 also included the previously announced non-cash goodwill impairment charge of $27.8 million, which results in a reported loss of $25.9 million or $7.95 per common share for the year.  The above referenced goodwill impairment charge, taken in the third quarter of 2009, represented the complete write-off of the Company’s goodwill intangibles.  As previously disclosed, given the non-cash nature of a goodwill charge, this non-interest expense item had no adverse impact upon the Company’s capital, liquidity position, operating performance or the Company’s prospects for future earnings.

Capital and Cash Dividend

During the fourth quarter of 2009, all of the Company’s regulatory capital ratios continued to increase.  Each of these ratios (Leverage, Tier 1 Risk Based and Total Risk Based) substantially exceeds the well-capitalized minimum levels currently required by regulatory statute.  Mike Crapps, President and CEO of First Community commented, “In the current regulatory environment, there is a heightened emphasis for banks to have less leverage and higher levels of capital.  The topic of capital planning will continue to be a focus for our Company so that we are able to meet changing regulatory expectations.”

At the end of the fourth quarter, the Company’s regulatory capital ratios (Leverage, Tier 1 Risk Based and Total Risk Based) were 8.32%, 12.09%, and 13.23% respectively.  This compares to the same ratios at the end of the third quarter of 8.24%, 11.90%, and 12.96% respectively.  The required minimums levels are 5%, 6%, and 10% respectively, to be deemed a “well capitalized” financial institution.  Further, the Company’s ratio of tangible common equity to tangible assets improved from 4.69% at September 30, 2009 to 4.80% at December 31, 2009.

The Corporation also announced that the Board of Directors has approved a cash dividend for the fourth quarter of 2009.  The Company will pay a $0.04 per share dividend to holders of the Company’s common stock.  This dividend is payable February 16, 2010 to shareholders of record as of February 1, 2010.

Asset Quality

Asset quality remained a real strength of the Company.  Non-performing assets increased $722,000 from the third quarter of 2009 to $8.3 million at December 31, 2009.  This represents 1.38% of total assets, which the Company believes continues to compare very favorably to its peer group.  Loan charge-offs for the year totaled $2.8 million or 84 basis points, which again the Company believes compares favorably to its peers.  The allowance for loan losses increased during the quarter from 1.32% of loans to 1.41% of loans with the provision expense of $1,046,000 exceeding the net charge-offs of $750,000.

Balance Sheet

The company continued to execute its previously announced strategy to improve the mix of the overall balance sheet.   During the fourth quarter, the Company decreased its investment portfolio by $25.3 million, prepaid Federal Home Loan Bank advances of $28.7 million, and reduced brokered CDs by $8.1 million.  Core deposits grew by $11.8 million in the fourth quarter and during all of 2009 core deposits increased $32.9 million, an increase of 10.2%, with particular success in the third and fourth quarters of the year.

During 2009, the loan portfolio grew 3.4%, which the Company feels is an acceptable increase during a recessionary economic environment.  In addition, the investment portfolio declined by 16.7% and as a percent of total assets decreased from 36% to 32%.

Mr. Crapps noted, “We are well positioned to serve our targeted market of local businesses and professionals and continue to grow core deposits and our loan portfolio.  We are excited by our success in these areas in 2009 and see increasing opportunities in the marketplace in 2010.  The structure of our balance sheet provides the flexibility to grow core deposits and loans without substantially increasing our overall total assets.  This will result in an improved mix of assets and liabilities, as well as an improving net-interest margin.”

Net Interest Income/Net Interest Margin

Net interest income increased by $283,000 (6.3%) on a linked quarter basis, driven primarily by continued asset and liability mix improvement.  The net interest margin improved for the third consecutive quarter with the fourth quarter taxable equivalent net interest margin of 3.27% compared to 3.11% in the third quarter.  Mr. Crapps commented, “The Company sees continued positive momentum in this important metric as we move into 2010.”

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Non-Interest Income

Non-interest income improved to $1,322,000 in the fourth quarter from $1,160,000 on a linked quarter basis.  Excluding gain (loss) on the sale of securities and the loss on early extinguishment of debt, non-interest income showed even more significant improvement, increasing by 31.8% from $869,000 in the third quarter of 2009 to $1,145,000 in the fourth quarter.  This improvement was primarily driven by an improvement late in the quarter in the value of an interest rate swap purchased in October of 2008 to protect the Company against the impact of rising interest rates.  Additionally, the Company experienced less Other Than Temporary Impairment (OTTI) in its investment portfolio, and benefited from increased fees from its financial planning / investment advisory unit.

Non-Interest Expense

Non-interest expense, excluding the third quarter goodwill impairment, decreased on a linked quarter basis by $191,000 (4.6%) from $4,159,000 in the third quarter to $3,968,000 in the fourth quarter of 2009.  The largest component of the decrease was in salaries and benefits ($102,000) as a result of adjustments for incentive plan payouts.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At December 31,
	2009	2008

Total Assets	$605,827	$650,233
Investment Securities	195,844	235,075
Loans	344,187	332,964
Allowance for Loan Losses	4,854	4,581
Total Deposits	449,576	423,798
Securities Sold Under Agreements to Repurchase	20,676	28,151
Federal Home Loan Bank Advances	73,326	92,689
Junior Subordinated Debt	15,464	15,464
Shareholders’ Equity	41,440	68,156

Book Value Per Common Share	$9.38	$17.76
Tangible Book Value Per Common Share	$8.92	$8.50
Equity to Assets	6.84%	10.48%
Tangible common equity to tangible assets	4.80%	4.42%
Loan to Deposit Ratio	76.56%	78.57%
Allowance for Loan Losses/Loans	1.41%	1.38%

Regulatory Ratios:
Leverage Ratio	8.32%	8.28%
Tier 1 Capital Ratio	12.09%	12.58%
Total Capital Ratio	13.23%	13.73%

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Average Total Assets	$629,233	$641,696	$647,637	$619,984
Average Loans	345,911	327,559	337,743	318,954
Average Earning Assets	581,469	563,336	576,821	543,678
Average Deposits	449,605	427,688	438,658	422,736
Average Other Borrowings	131,515	146,531	141,047	129,225
Average Shareholders’ Equity	42,285	62,428	61,699	62,364

Asset Quality
Nonperforming Assets:
Non-accrual loans	$4,136	$1,757	$4,136	$1,757
Other real estate owned	3,181	748	3,181	748
Accruing loans past due 90 days or more	1,022	59	1,022	59
Total nonperforming assets	$8,339	$2,564	$8,339	$2,564

Loans charged-off	$775	$491	$2,917	$1,140
Overdrafts charged-off	15	41	67	110
Loan recoveries	(34)	(14)	(123)	(114)
Overdraft recoveries	(6)	(28)	(31)	(58)
Net Charge-offs	$750	$490	$2,830	$1,078

Net charge-offs to average loans	0.22%	0.15%	0.84%	0.34%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 30,		September 30,		June 30,		March 31,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008

Interest Income	$7,686	$8,242	$7,714	$8,427	$7,662	$8,484	$7,919	$7,854	$30,981	$33,008
Interest Expense	2,922	3,955	3,233	3,990	3,340	3,997	3,609	3,866	13,104	15,810
Net Interest Income	4,764	4,287	4,481	4,437	4,322	4,487	4,310	3,988	17,877	17,198
Provision for Loan Losses	1,046	1,407	665	359	941	209	451	155	3,103	2,129
Net Interest Income After Provision	3,718	2,880	3,816	4,078	3,381	4,278	3,859	3,833	14,774	15,069
Non-interest Income:
Deposit service charges	581	612	599	750	576	657	556	664	2,312	2,682
Mortgage origination fees	131	119	159	130	246	145	217	186	753	579
Investment advisory fees and non-deposit commissions	158	91	85	85	103	70	149	88	495	334
Gain (loss) on sale of securities	835	—	291	(28)	9	—	354	(29)	1,489	(28)
Fair value gain (loss) adjustment	(8)	(788)	(185)	(8)	230	24	21	—	58	(623)
Other-than-temporary-impairment write-down on securities	(80)	(169)	(179)	(8,163)	(85)	(6,162)	(657)	149	(1,001)	(14,494)
Loss on early extinguishment of debt	(658)	—	—	—	—	—	—	—	(658)	—
Other	363	367	390	396	423	365	408	364	1,584	1,466
Total non-interest income	1,322	232	1,160	(6,838)	1,502	(4,901)	1,048	1,422	5,032	(10,084)
Non-interest Expense:
Salaries and employee benefits	2,010	2,070	2,112	1,987	2,127	2,006	2,013	1,901	8,262	7,964
Occupancy	302	296	307	298	289	281	300	279	1,198	1,155
Equipment	305	333	321	314	304	317	319	325	1,249	1,289
Marketing and public relations	82	167	99	94	55	98	107	203	343	563
FDIC assessment	203	101	215	56	566	56	121	54	1,105	267
Amortization of intangibles	155	123	156	123	155	123	155	138	621	507
Impairment of goodwill	—	—	27,761	—	—	—	—	—	27,761	—
Other	911	1,149	949	999	933	899	1,009	748	3,802	3,794
Total non-interest expense	3,968	4,239	31,920	3,871	4,429	3,780	4,024	3,648	44,341	15,539
Income (loss) before taxes	1,072	(1,127)	(26,944)	(6,631)	454	(4,403)	883	1,607	(24,535)	(10,554)
Income tax expense (benefit)	204	(639)	141	(2,686)	40	(921)	311	484	696	(3,761)
Net Income (loss)	868	$(488)	(27,085)	$(3,945)	414	$(3,482)	$572	$1,123	$(25,231)	$(6,793)
Preferred stock dividends, including discount accretion	163	71	165	—	165	—	164	—	656	71
Net income (loss) available to common shareholders	$705	$(559)	$(27,250)	$(3,945)	$249	$(3,482)	$408	$1,123	$(25,887)	$(6,864)

Per share data:
Net income (loss), basic	$0.22	$(0.17)	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(7.95)	$(2.14)
Net income (loss), diluted	$0.22	$(0.17)	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(7.95)	$(2.14)

Average number of shares outstanding - basic	3,269,761	3,224,246	3,261,631	3,205,148	3,239,863	3,198,598	3,231,411	3,205,676	3,257,021	3,203,148
Average number of shares outstanding - diluted	3,269,761	3,224,246	3,261,631	3,205,148	3,239,863	3,198,598	3,231,411	3,240,530	3,257,021	3,203,148

Net Interest Margin (non taxable equivalent)	3.25%	3.02%	3.08%	3.15%	3.02%	3.26%	3.05%	3.21%	3.10%	3.21%
Net Interest Margin (taxable equivalent)	3.27%	3.05%	3.11%	3.18%	3.04%	3.33%	3.08%	3.30%	3.12%	3.27%

Reconciliation of GAAP Net Income available to common shareholders to operating earnings available to common shareholders: (1)
Net earnings (loss) available to common shareholders (GAAP)	705	(559)	(27,250)	(3,945)	249	(3,482)	408	1,123	(25,887)	(6,864)
Goodwill impairment	—	—	27,761	—	—	—	—	—	27,761	—
Operating earnings available to common shareholders	$705	$(559)	$511	$(3,945)	$249	$(3,482)	$408	$1,123	$1,874	$(6,864)

Per share data:
Net income (loss) diluted (GAAP)	$0.22	$(0.17)	$(8.35)	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$(7.95)	$(1.97)
Goodwill impairment	—	—	8.51	—	—	—	—	—	8.53	—
Operating earnings (loss) - diluted	$0.22	$(0.17)	$0.16	$(1.23)	$0.08	$(1.09)	$0.13	$0.35	$0.58	$(1.97)

(1) Operating earnings equals GAAP net earnings (loss) available to common shareholders plus one time impairment of goodwill